1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGPI COMMITS NEARLY $2 MILLION TO STRENGTHEN SPECIALTY STARCH AND PROTEIN PRODUCTION CAPABILITIES

         ATCHISON, Kan., December 23, 2003—MGP Ingredients, Inc. (MGPI/Nasdaq) is moving forward with a series of capacity improvement projects to meet increased demand for certain of the company’s specialty wheat starch and wheat protein products.

         MGPI’s Board of Directors yesterday approved a $700,000 expenditure that will involve the installation of new starch processing equipment at the company’s plant in Pekin, Ill. This project, which is expected to be completed by April, 2004, is in addition to a $500,000 starch equipment project that was set in motion earlier this month at the Illinois plant. Plans were also finalized earlier this month for similar, but smaller projects at MGPI’s Atchison, Kansas, plant, where most of the company’s specialty wheat starches currently are being produced. The Atchison starch facility improvements could be completed by March, 2004 at an estimated cost of $500,000. Simultaneously, the company is making approximately $200,000 worth of equipment modifications at the Atchison plant to bolster production capabilities for its specialty wheat proteins for use in bakery and related applications. This project is expected to be completed within a few weeks.

         The additional starch equipment in Atchison will provide us with immediate, short-term capabilities to help satisfy the rapidly growing needs of many of our customers,” said Ladd Seaberg, president and chief executive officer. “The work at our starch facility in Illinois will greatly strengthen those capabilities over the long-term,” he added.

         The combined projects at both locations are expected to further upgrade MGPI’s starch mix by shifting more of the company’s production capacity from commodity starch to specialty starches. “As the result of these improvements, our annual production capacity for specialty starches should increase by 25 to 30 percent,” Seaberg said.

         Currently, the Illinois plant’s starch operation primarily produces commodity starch and some slightly modified starch products. “With the starch facility improvement at our Illinois operation we will be able to increasingly provide customers with select specialty starches from two locations,” noted Mike Trautschold, executive vice president of marketing and sales.

         Trautschold remarked that MGPI is experiencing “strong demand” for the company’s new FiberStar™ 70 resistant wheat starch which performs as an effective fiber enhancer in many types of food products, including low-carbohydrate foods. “FiberStar™ 70 is among various other specialty starches that the new equipment will enable us to increasingly and effectively deliver to the marketplace,” he added.

-more-

ADD 1—MGPI COMMITS NEARLY $2 MILLION

         Trautschold also commented that the project to boost specialty protein production capabilities in Atchison “will allow us to satisfy growing demand for our unique and highly functional Arise® line of wheat protein isolates.”

         Earlier this month, the company launched the second expansion in less than a year at its facility in Kansas City, Kan. The combined cost of both projects at the Kansas City facility, which are expected to be completed by March, 2004, amounts to approximately $5.5 million.

         As previously announced, the Kansas City expansion projects were initiated to increase output capabilities for the company’s Wheatex® line of textured wheat proteins, which principally are sold for use in meat replacement and meat extension applications, and its Polytriticum® lines of wheat-based resins, which are produced in a separate section of the facility for use in the manufacture of pet chews and environmentally-friendly bio-based products.

         All of these projects are very exciting for us as they reflect the kind of growth that many of our specialty ingredients are experiencing,” Seaberg said. “Furthermore,” he added, “upon completion, they will help bring us closer to realizing our strategic goal of building sales from our ingredients segment to a level at least equal to our distillery products segment, which in the current year’s first quarter accounted for approximately 62 percent of total company sales.”

         At this time, the company has made no determination as to whether the Pekin and/or Atchison starch capacity improvement projects will result in the hiring of additional personnel. Over the last year, the number of personnel employed at the company’s Kansas City facility has increased from 15 to 40 employees as the result of increased production and recent expansion work at that location.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

###